Exhibit 99.1

Akoustis® Technologies Taps Co-Founder and Former CEO of Sawtek Inc. to Join its Board of Directors

- Steve Miller’s Company Sawtek was Acquired by TriQuint Semiconductors in 2001 for ~ $1.3 Billion -

Charlotte, NC – July 20, 2017 – Akoustis Technologies, Inc. (NASDAQ: AKTS) (“Akoustis” or the “Company”), a manufacturer of patented single-crystal BulkONE® bulk acoustic wave (BAW) high-band RF filters for mobile and other wireless applications, announced today the appointment of Steve Miller as an independent member of its Board of Directors. His addition brings the total number of directors to seven.

Mr. Miller, age 69, is widely considered to be a pioneer in the RF filter industry, having co-founded Sawtek Inc. in 1979. Sawtek designed and manufactured surface acoustic wave (SAW) filters that were primarily used in defense systems, cable television hardware and later in cellular base stations and smartphones. Mr. Miller served as Sawtek’s President and later as the CEO and Chairman for a total of 22 years and grew Sawtek into a leading independent supplier of SAW devices. Sawtek was acquired in 2001 by TriQuint Semiconductors for approximately $1.3 Billion, where Steve subsequently served on the TriQuint board through 2003. In January 2015, TriQuint and RF Micro Devices combined in a merger of equals creating the existing company, Qorvo, Inc. (Nasdaq: QRVO). Prior to founding Sawtek, Steve worked at Texas Instruments where he developed surface acoustic wave devices for military and space applications.

“We are thrilled to have Steve join the Board”, said Jerry Neal, Co-Chairman of Akoustis. Mr. Neal continued, “Steve is a tough-minded executive who knows what it takes to develop and grow an RF filter business from inception to a value of over $1 Billion. His technology and industry insight, business experience and guidance will be a valuable addition to the Akoustis Board.”

Mr. Miller commented, “I am pleased to have an opportunity to assist Akoustis in growing the company into a BAW filter market leader and executing a strategy that creates long-term value for shareholders.”

Akoustis is pioneering next-generation material science to address the market requirements for improved RF filters - targeting higher bandwidth, higher operating frequencies and higher output power compared to incumbent polycrystalline BAW technology deployed today. Superior performance is driven by the significant advances of high-purity, single-crystal piezoelectric materials and the resonator-filter process technology. The advanced material properties drive electro-mechanical coupling, which translates to wide filter bandwidth. High-band RF filters are achieved by leveraging the Company’s high-sound velocity, single-crystal piezoelectric materials. These single-crystal piezoelectric materials offer high-thermal conductivity along the path of heat flow, enabling high-power handling capability of the RF filter.

About Akoustis Technologies, Inc.

Akoustis® (http://www.akoustis.com) is a high-tech RF filter solutions company that designs and manufactures its unique, patented BulkONE® technology to produce single-crystal bulk acoustic wave (BAW) RF filters for mobile and other wireless markets, which facilitate signal acquisition and accelerate band performance between the antenna and digital back end. Its BulkONE® technology will service the fast growing multi-billion dollar market of device OEMs, network providers, and consumers to diminish Front End phone heat, battery drain and signal loss -- all considered to be directly related to current RF polycrystalline filter technologies' limitations. Akoustis’ capital-efficient business model leverages new and existing investments in manufacturing infrastructure within the semiconductor industry. The Company owns and operates a 120,000 sq. ft. ISO-9001 certified commercial wafer-manufacturing facility located in Canandaigua, NY, which includes a state-of-the-art class 100 / class 1000 cleanroom facility - tooled for 150-mm diameter - for the design, development, fabrication and packaging of RF filters, MEMS and semiconductor devices. Akoustis is headquartered in the Piedmont technology corridor between Charlotte and Raleigh, North Carolina.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements, which are based on management’s current expectations and assumptions and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would” or the negative of these terms or other comparable terminology. Factors that could cause actual results to differ materially from those currently anticipated include, without limitation,

•	risks relating to the results of our research and development activities, including uncertainties relating to semiconductor process manufacturing;
•	the early stage of our BulkONE® technology presently under development;
•	our need for substantial additional funds in order to continue our operations and the uncertainty of whether we will be able to obtain the funding we need;
•	our ability to retain or hire key scientific, engineering or management personnel; our ability to protect our intellectual property rights that are valuable to our business, including patent and other intellectual property rights;
•	our dependence on third-party manufacturers, suppliers, research organizations, testing laboratories and other potential collaborators;
•	our acquisition of STC-MEMS could disrupt our business, may not be successfully integrated, and we may not be able to operate it profitably or realize the benefits of the acquired business within expected timeframes or at all;
•	our ongoing attempts to transfer the Trusted Foundry accreditation from STC-MEMS to Akoustis may be delayed for various reasons or may never occur;
•	our ability to successfully market and sell our technologies;
•	the size and growth of the potential markets for any of our technologies, and the rate and degree of market acceptance of any of our technologies;
•	competition in our industry; and
•	regulatory developments in the U.S. and foreign countries.

In light of these risks, uncertainties and assumptions, the forward-looking statements regarding future events and circumstances discussed in this press release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements included in this presentation speak only as of the date hereof, and, except as required by law, we undertake no obligation to update publicly or privately any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations. The materials do not constitute an offer to sell, or the solicitation of any offer to buy, any securities of Akoustis, or any other entity whatsoever. Any representation to the contrary by any party should be ignored.

Akoustis Contact Information:

COMPANY:
Dave Aichele
Akoustis Technologies, Inc.
VP of Business Development
704-997-5735, ext. 106
daichele@akoustis.com

INVESTORS:

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com

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